                                                                    EXHIBIT 10.1



                          FOURTH FORBEARANCE AGREEMENT


                  The effective date of this Agreement is November 1, 1998. The Parties to this Agreement are U.S. Bank National Association ("Bank"), Geographics, Inc. ("Borrower"), and Geographics Marketing Canada and Martin Distributing, Inc. (jointly and severally "Guarantors").

         THIS AGREEMENT IS MADE WITH RESPECT TO THE FOLLOWING RECITALS. THE TRUTH, ACCURACY AND COMPLETENESS OF EACH OF THE RECITED FACTS IS EXPRESSLY ACKNOWLEDGED BY THE PARTIES, AND THIS ACKNOWLEDGEMENT IS INTENDED TO BE CONTRACTUALLY BINDING UPON THE PARTIES.

A. Geographics is currently indebted to Bank under a promissory note dated August 30, 1996, and a related business loan agreement pursuant to which the Bank provided Geographics a Revolving Line of Credit in the maximum amount of $12,000,000 (the "Revolving Loan"). In addition to the Revolving Loan, Geographics is indebted to Bank for various real estate and equipment loans (the "Term Loans"). The amounts owed on the Revolving Loan and the Term Loans as of November 16, 1998 (calculated without accounting for the interest rate adjustment and Banker's Acceptance fees provided below, and not including attorney's fees and costs) are set forth on attached Exhibit A to this Agreement. The Bank has continued to make advances under the Revolving Loan, and to accept payments on the Term Loans, including a matured real estate loan (No. 9289934), pending execution of this Fourth Forbearance Agreement. Further, interest, fees and other charges continue to accrue on the Revolving Loan and the Term Loans. Geographics' entire indebtedness to the Bank shall be referred to herein as the "Indebtedness."

B. The Indebtedness is secured by security interests in substantially all of Geographics' assets, including but not limited to accounts, inventory, equipment, and general intangibles.

C. Guarantors have guaranteed all of Geographics' Indebtedness to the Bank, which guarantees remain outstanding.

D. The Revolving Loan and the Term Loans are in default, and the Bank has declared all of the Indebtedness, including principal and accrued but unpaid interest, to be immediately due and payable. Geographics and the Guarantors hereby acknowledge that the Loans are in default, that the Indebtedness is currently due and owing, and that there are no defenses or offsets that exist to the repayment of said Indebtedness.

E. Bank and Geographics entered into prior Forbearance Agreements, under which the Bank agreed to forbear from the exercise of its rights and remedies as a result of the defaults described above. The most recent such agreement ("Third Forbearance Agreement") expired on November 1, 1998.

F. Borrower and Guarantors have requested that the Bank further forbear for a period of time from the exercise of its rights and remedies as a result of the events of default described above. Bank is willing to forbear for a limited time only, as set forth in greater detail hereinbelow.

G. Geographics currently operates a "Specialty Paper Business," which is engaged in the development, manufacture, marketing and distribution of designer stationery, business cards, brochures, letterhead, memo pads and paper cubes. Prior to May 1998, Geographics was also engaged in the business of developing, manufacturing, marketing, supporting and distributing various rub-on and stick-on lettering, stencils, graphic arts products, non-electric and electric signs and other signage products (the "Core Business"). For over a year, Geographics had been attempting to sell the Core Business. After considering all offers, Geographics agreed in December 1997 to sell the assets associated with the Core Business to Identity Group, Inc. ("Identity"). The parties reached agreement on price and terms. However, Geographics determined it would be unable to satisfy all of the conditions in the offer by the closing deadline.

H. At the time the parties entered into the Second Forbearance Agreement, it was expected that Geographics would close the sale to Identity prior to expiration of the second forbearance period on April 15, 1998. At that time Geographics had been in default for almost a year. To avoid losing the sale to Identity, the Bank had demanded, and obtained Geographics' cooperation in allowing the Bank to foreclose on the Core Business assets through private sale to Identity pursuant to RCW 62A.9-504. That sale was consummated by the parties on or around May 4, 1998. At that time Identity paid to the Bank the sum of $6,620,000, which amount was used, after payment of certain costs incurred in connection with the sale of the Core Business assets, to pay down the Indebtedness and to reduce permanently the maximum amount of the Revolving Loan to $6,000,000. In addition, on or around October 23, 1998, the Bank received $449,187.47 from an escrow established in connection with the sale of the Core Business to Identity.

I. Geographics desires to continue, and is continuing, the Specialty Paper Business, and further desires the Bank to continue provide financing for a period of up to six months on the terms set forth below. Geographics believes this will give it a chance to refinance its obligations to the Bank, to convince the Bank to extend further financing accommodations, or to otherwise satisfy its obligations to the Bank.

            NOW THEREFORE IT IS HEREBY AGREED:

            1. Acknowledgment of Default. On and as of the date hereof: (i) material events of default existed and continue to exist under the Revolving Loan and the Term Loans, including, without limitation, those events of default identified in the Recitals to this Forbearance Agreement; (ii) timely, adequate and proper notice of the occurrence of such Existing Defaults ("collectively, "the Existing Defaults") has been received by the Borrower and Guarantors from the Bank (and Borrower and Guarantor waive any requirement that any such notice be in writing); (iii) all grace periods, if any, applicable to the cure of defaults after receipt of such notices have expired; (iv) each of the Existing Defaults was and is continuing without timely cure by Borrower; and (v) Bank had not and has not waived, in any respect, any or all the Existing Defaults or its respective rights and remedies with respect thereto.

            2. Acknowledgment of Bank's Right to Accelerate. On and as of the date hereof, the Bank has accelerated and declared the Indebtedness evidenced by the Revolving Loan and Term Loans to be immediately due and payable and has made demand upon Borrower and Guarantor for the full payment of all such Indebtedness. Such acceleration and demand for payment, is in all respects adequate and proper. Borrower and Guarantor waive any and all further notice, presentment, and notice of dishonor or demand with respect to such Indebtedness.

            3. Acknowledgment of Indebtedness. On and as of the date hereof, Borrower is indebted to the Bank in the amounts set forth in the Recitals to this Forbearance Agreement. All such amounts remain outstanding and unpaid. All such amounts are due and payable in full, without offset, deduction or counterclaim of any kind or character whatsoever, but are subject to increase or other adjustment as a result of any and all interest, fees, and other charges, including without limitation, attorneys fees and costs of collection, which are payable to the Bank under the Revolving Loan and Term Loan documents.

            4. Forbearance. On the terms and conditions as set forth in this Forbearance Agreement, Bank shall forbear from taking any action to enforce its rights under the Revolving Loan and Term Loans, arising from the Existing Defaults, through March 31, 1999 ("Forbearance Period").

            5. Conditions of Forbearance. The Forbearance Period shall terminate upon the earliest occurring of any of the following:

                  (a) The end of the Forbearance Period;

                  (b) Any default by the Borrower or the Guarantors under this Forbearance Agreement; or

                  (c) Any default by the Borrower or the Guarantors under the Term Loans or the Revolving Loan (as modified hereby) after the date of this Agreement.

            6. Forbearance on Default Interest. Bank further will waive collection and forgive payment of any default interest now accrued and/or owing under the Revolving Loan if there is no default under this Agreement.

            7. Extension of Revolving Loan. During the Forbearance Period, the Revolving Loan shall continue under its current terms and conditions with the following modifications:

                  (a) All Indebtedness thereunder shall be due and payable without demand on the earlier of the end of the Forbearance Period or March 31, 1999.

                  (b) Provided that Borrower is in compliance with the terms and conditions of this Agreement (including, without limitation, the aggregate borrowing limitations set forth in this Paragraph 7), Bank shall, at Borrower's instructions, issue Bankers Acceptances in accordance with Bank's standard procedures and policies. Borrower shall pay to Bank a monthly fee, equal to (i) two percent (2%) per annum of the amounts of all Bankers Acceptances that are outstanding during the prior month for the months from November, 1998 through January, 1999, and (ii) three percent (3%) per annum of the amounts of all Bankers Acceptances that are outstanding during the prior month for months after February 1, 1999.

                  (c) The maximum amount of the Revolving Loan, including any and all outstanding Bankers Acceptances, shall not exceed $5,500,000. At all times during the Forbearance Period, the maximum amount of the Revolving Loan, including any and all outstanding Bankers Acceptances, advanced against eligible inventory shall not exceed $2,750,000.

                  (d) The interest rate to be applied to the unpaid principal balance under the Revolving Loan shall be 1.500 percentage points over the rate of interest which Bank from time to time establishes as its prime rate.

                  (e) The following person(s) are authorized to request advances under the Revolving Loan until Bank receives from Geographics written notice of revocation of his authority: Richard Gockelman, President and C.E.O., only.

                  (f) Promptly upon execution of this Agreement by the parties, Geographics shall pay to Bank a renewal fee of Thirteen Thousand Seven Hundred Fifty and 00/100 Dollars ($13,750), plus an amount equal to all legal fees and expenses incurred by Bank in connection with the preparation and negotiation of this Agreement. In the event Geographics fails to pay to Bank all unpaid principal and interest under the Revolving Loan on or before February 1, 1999, Geographics shall pay immediately to Bank an additional fee of Thirteen Thousand Seven Hundred Fifty and 00/100 Dollars ($13,750).

                  (g) Geographics will timely provide to Bank monthly interim financial statements, each of which will include cash flow summaries and comparisons to the projections attached hereto as Exhibit B.

                  (h) All other provisions and limitations in the "Operating Provisions Accounts Receivable and Inventory Secured Lines" attached hereto as Exhibit C and incorporated herein shall apply.

                  (i) Notwithstanding any prior course of dealing between the parties, the Bank shall not make or permit any overadvances under the Revolving Loan beyond the maximum amounts available under the terms of this Fourth Forbearance Agreement.

            8. It is expressly understood and agreed that upon the maturity of the Indebtedness on March 31, 1999, or earlier acceleration of the Indebtedness as provided for herein, all such Indebtedness shall be immediately payable in full, AND BANK SHALL HAVE NO FURTHER OBLIGATIONS OR COMMITMENTS TO BORROWER TO EXTEND, RENEW OR REFINANCE ANY OF SUCH INDEBTEDNESS, REGARDLESS OF ANY RENEWALS, EXTENSIONS OR FLEXIBILITY WHICH BANK MAY IN GOOD FAITH AND FAIR DEALING HAVE PREVIOUSLY ALLOWED IN CONNECTION WITH SUCH INDEBTEDNESS.

            9. Acknowledgment that Agreements Continue in Full Force and Effect. The Revolving Loan and Term Loans, and all notes, security agreements, trust deeds and other agreements related thereto, shall, except as expressly modified herein during the forbearance period, remain in full force and effect, and shall not be released, impaired, diminished, or in any other way modified or amended as a result of the execution and delivery of this forbearance agreement.

            10. Grant of Cross Security. All of the security agreements, deeds of trust, and other security instruments and collateral which secure the Revolving Loan, Term Loans and guarantees shall continue to remain in full force and effect and each shall secure repayment of all Indebtedness and obligations owed by Borrower and Guarantors, respectively to the Bank, including those obligations arising under this Forbearance Agreement.

            11. Further Cooperation. Borrower and Guarantors agree to cooperate fully and to take all further actions and to execute all further instruments that Bank deems necessary or appropriate to carry out the purposes of this Agreement, including, without limitation, corporate resolutions of Borrower authorizing the transactions contemplated by this Agreement, similar in substance to those resolutions attached hereto as Exhibit D.

            12. Cross Default. Any failure by Borrower to observe and perform any of the covenants or agreements contained herein or in any other agreement between the Borrower and the Bank will constitute an event of default under this Agreement and each other agreement between Borrower and the Bank. Upon the happening of any event of default, the Bank shall have the right to demand immediate payment of any and all Indebtedness owing to it by the Borrower and the Guarantors and to exercise any or all of its rights under the law and pursuant to the terms of this Agreement and all of the other agreements in effect between the parties.

            13. No Waiver. Any waiver by the Bank of a default in any of the terms and conditions of this Agreement or in any other agreement referred to herein shall not be deemed a waiver of any subsequent or other default or of any of the Bank's rights as a result of breaches or defaults by the Borrower.

            14. Status of Prior Agreements. Except as modified or supplemented hereby and except as inconsistent herewith, all unexpired prior agreements entered into between the parties hereto remain in full force and effect pursuant to their original terms and said agreements are hereby ratified and confirmed.

            15. Amendments in Writing. Each and every word and portion of this Agreement is contractual and not merely a recital. This Agreement may not be amended or supplemented, canceled or discharged and no provision hereof may be waived, except by subsequent written agreement between the parties.

            16. No Oral Waivers or Modifications. Borrower acknowledges that, in general, borrowers who experience difficulties honoring loan obligations, in an effort to inhibit or impede lenders from exercising the rights and remedies available pursuant to mortgages, notes, loan agreements or other instruments evidencing or affecting loan transactions, frequently allege or argue that some loan officer or administrator of a lender made an oral modification or made some statement which could be interpreted as a consent, waiver, extension, modification or amendment of one or more debt instruments or could be interpreted as an agreement to take or forbear from taking some action and that the borrower relied to its detriment upon such consent, waiver, oral modification or statement. For that reason, and in order to protect the Bank from such allegations and arguments in connection with the transactions contemplated by this Agreement, it is agreed and acknowledged that all instruments referred to herein or executed or delivered in connection herewith can be extended, modified or amended, and a consent or waiver can be given and an agreement can be altered or entered into, only in writing. None of the rights, powers, remedies or benefits of the Bank can be released, waived, extended, modified or amended and no consent can be given or any agreement altered or entered into except in writing signed by an agent of the Bank. Borrower further acknowledges its understanding that no officer or employee of the Bank has the power or authority to make an oral consent or an oral release, extension, modification or amendment in respect to this Agreement or of any of the documents referred to herein or executed or delivered in connection herewith or to make any oral waiver or to alter or enter into any oral agreement on behalf of the Bank.

            17. Complete Agreement. This writing is intended by the parties as a final and complete expression of this Agreement and of all matters relating to this Agreement. No prior course of dealing or negotiations between the parties, and no oral or extrinsic evidence of any nature shall be used to supplement or modify any term of this Agreement.

            18. Attorney Fees. In the event any suit or action is instituted to enforce or interpret any of the terms of this Agreement, including any action or participation in or in connection with a case or proceeding under any Chapter of the Bankruptcy Code or any successor statute, the prevailing party shall be entitled to such sum as the court may adjudge reasonable as attorney fees and costs in such suit, action or proceeding, or upon any appeal from any judgment, order or decree entered therein, and whether or not such fees and costs are prescribed by statute. Whether or not any court action is involved, Borrower agrees to pay all reasonable attorney fees and costs incurred by the Bank that are necessary at any time in the Bank's opinion for the protection of its interests or enforcement of its rights hereunder.

            19. Remedies Cumulative. Each and every right, remedy and power hereby granted to the Bank or allowed it by law or other agreement, shall be cumulative and shall not be exclusive of any other rights, remedy and power and may be exercised concurrently, consecutively or separately by the Bank. No failure nor neglect on the part of the Bank to exercise and no delay in exercising any right, remedy or power hereunder, under any other agreement, any other document, or by law, shall in any way release or reduce Borrower's liability to the Bank hereunder, or in any way reduce, condition or limit Borrowers obligations hereunder.

            20. No Partnership. The Bank and Borrower intend that their relationship shall be solely that of creditor and debtor. Nothing contained herein or in any document referred to herein or executed or delivered in connection herewith shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Bank and Borrower. The Bank shall not be in any way responsible or liable for the debts, losses, obligations or duties of Borrower with respect to its business or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation, or occupancy of the business and property of Borrower, and to perform all other agreements and contracts relating thereto, shall be the sole responsibility of Borrower consistent with the terms and provisions of this Agreement and the documents referred to above, Borrower shall be free to determine and follow its own policies and practices in the conduct of its respective business.

            21. Discussions with Others. Borrowers, Guarantors and the Bank acknowledge and agree that the parties may, in the sole discretion of the Bank, discuss various means for repayment of the Indebtedness owing to the Bank, and that Borrower may enter into discussions and negotiations with prospective Fourth-party lenders to Borrower, Fourth-party creditors of Borrower, or potential investors in Borrower or other Fourth persons. If Borrower asks the Bank to enter into or participate in any such discussions or negotiations, Borrower agrees that the Bank may, in the course of such discussions, reveal information about the Borrower that would normally be considered confidential between the Bank and the Borrower. Borrower agrees that, if such discussions do take place, they shall in no way obligate or commit the Bank to agree to any secured or unsecured financing, to subordinate any lien or to release any collateral, to lend any additional funds to Borrower, to extend any other form of credit to Borrower, to forbear from exercising any rights, powers and remedies of the Bank, or to provide any letters of credit or other credit support on behalf of Borrower. Borrower waives, releases and discharges any right it may have to assert any claim or contention that the Bank has made any oral or written offer, promise, or commitment to cooperate with any Fourth-party lender to Borrower or Fourth-party creditor of Borrower, or any other Fourth person, to agree to any secured or unsecured financing or to otherwise subordinate any lien or to release any collateral, to lend any additional funds to Borrower or provide any other form of credit to Borrower, to forbear from exercising any rights, powers and remedies of the Bank, to provide any letters of credit or other credit support on behalf of Borrower, or to take (or refrain from taking) any other action whatsoever with respect to Borrower, except as provided in this Agreement.

            22. Advice of Counsel, etc. The parties declare that they have been advised by counsel in connection with the execution of this Agreement and acknowledge that they are not relying on any representations or advice of the Bank or its lawyers, that they are not acting under any misrepresentation or misapprehension as to this Agreement's legal effect, and that this Agreement has not been executed under duress.

            23. Construction. It is understood that the rule of construction that a written agreement is construed against the party preparing or drafting such agreement shall specifically not be applicable to the interpretation of this Agreement.

            24. Successors. All the covenants, agreements, conditions and terms contained in this Agreement shall be binding upon, apply, and inure to the benefit of the successors and assigns of the respective parties hereto.

            25. Governing Law; Jurisdiction. The laws of the State of Washington shall govern the rights, liabilities, duties and responsibilities of the parties. At Bank's request, and subject to the provisions on Mandatory Arbitration below, if there is a lawsuit, Borrower and/or Guarantor shall submit themselves to the exclusive jurisdiction of the courts of King County, State of Washington.

            26. Mandatory Arbitration. Lender and Borrower agree that all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association, upon request of either party. No act to take or dispose of any Collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code. Any disputes, claims or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any Collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Agreement shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

            27. Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Any counterpart that may be delivered by facsimile transmission shall be deemed the equivalent of an originally signed counterpart and shall be fully admissible in any enforcement proceeding regarding this Agreement.

            28. Release. As additional consideration to the Bank for entering into this Agreement, Borrower and Guarantors hereby release and forever discharge the Bank, its officers, directors, employees, agents, successors and assigns, from any and all liability, or claims of liability, whether known or unknown, of whatsoever nature arising out of or based in whole or in part upon any agreement, act, or omission of the Bank, or of any person or entity acting, or purporting to act on behalf of the Bank, occurring prior to the effective date of this Agreement.

            29. Time. Time is of the essence under this Forbearance Agreement.

            30. Borrower's Representations and Warranties. Borrower represents and warrants to Bank as of the date of this Agreement :

                  (a) Organization. Borrower is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of Washington. Borrower has the full power and authority to own its properties and to transact the businesses in which it is presently engaged or presently proposes to engage. Borrower also is duly qualified as a foreign corporation and is in good standing in all states in which the failure to so qualify would have a material adverse effect on its businesses or financial condition.

                  (b) Authorization. The execution, and performance of this Agreement and all related documents by Borrower, to the extent to be executed, delivered or performed by Borrower, have been duly authorized by all necessary action by Borrower; do not require the consent or approval of any other person, regulatory authority or governmental body; and do not conflict with, result in a violation of, or constitute a default under (a) any provision of its articles of incorporation or organization, or bylaws, or any agreement or other instrument biding upon Borrower or (b) any law, governmental regulation, court decree, or order applicable to Borrower.

                  (c) Legal Effect. This Agreement constitutes, and any instrument or agreement required hereunder to be given by Borrower when delivered will constitute, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

                  (d) Survival of Representations, Releases and Warranties. Borrower understands and agrees that Bank is relying upon the above representations, releases and warranties in entering into this Forbearance Agreement. Borrower further agrees that the foregoing representations, releases and warranties shall be continuing in nature and shall remain in full force and effect until such time as Borrower's obligations to Bank shall be paid in full.

            31. No Representations or Warranties by Lender. Except as expressly set forth herein, the Bank makes no representations, warranties, promises, or commitments to loan money, extend credit, or forbear from enforcing repayment in connection with any of the documents or transactions contemplated hereunder. The Borrower and the Guarantors acknowledge that they have received the following notice:

                  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING
                  REPAYMENT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

                  BORROWER AND GUARANTORS ACKNOWLEDGE RECEIPT OF A COPY OF THIS AGREEMENT.

                  IN WITNESS WHEREOF, the parties have executed this FOURTH FORBEARANCE AGREEMENT as of the date first written above.



GEOGRAPHICS, INC.                          GEOGRAPHICS MARKETING CANADA

By: _______________________________        By: _______________________________
    Richard Gockelman
    President/CEO                          Its: ______________________________



U.S. NATIONAL BANK,
NATIONAL ASSOCIATION                       MARTIN DISTRIBUTING, INC.

By: _______________________________        By: _______________________________
    Roger Lundeen
Its: ______________________________        Its: ______________________________

                                    EXHIBIT A


                                Geographics, Inc.


AFS Customer Number:  3208662005

As of 11/16/98

------------------------------------------------------------------------------
                             CURRENT BALANCE                   ACCRUED
                                PRINCIPAL                     INTEREST
------------------------------------------------------------------------------
       "Term Loans"
------------------------------------------------------------------------------
           #604               $426,337.71                    $1,546.20
------------------------------------------------------------------------------
           #612                247,094.70                       896.15
------------------------------------------------------------------------------
           #620                317,777.84                     1,152.49
------------------------------------------------------------------------------
           #638                189,473.67                       687.17
------------------------------------------------------------------------------
           #646                 11,648.91                         2.87
------------------------------------------------------------------------------
           #653                 45,501.63                        63.58
------------------------------------------------------------------------------
           #661*               888,234.77                     3,329.05
------------------------------------------------------------------------------
     "Revolving Loan"          146,789.81                       406.17
            #75                                      Calculated at maturity of
    Bankers Acceptances      4,000,000.00               Bankers Acceptances
------------------------------------------------------------------------------

             *"Large Term Loan" previous obligation number: 9289934